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                                                                    EXHIBIT 99.1



                        CELERITEK ANNOUNCES CASH DIVIDEND


(SANTA CLARA, CA) October 29, 2004 -- Celeritek, Inc. (Nasdaq: CLTK), announced today that its board of directors has declared an extraordinary cash dividend of $3.00 per share of common stock, payable on December 1, 2004, to shareholders of record on November 17, 2004. Celeritek expects that Nasdaq will set the ex-dividend date on December 2, 2004, the first business day following the payable date.

Celeritek believes this distribution will be treated for federal income tax purposes as a stock redemption in partial liquidation of Celeritek's business. Accordingly, the distribution received by an individual shareholder should be treated as being received in a sale or exchange of a portion of such shareholder's stock, resulting in long-term or short-term capital gain or loss depending on the shareholder's holding period and basis in the stock. Celeritek also believes that corporate shareholders generally will be required to treat the distribution as a dividend. Celeritek does not intend to request a private letter ruling from the Internal Revenue Service or a formal tax opinion with respect to the tax consequences of this distribution, and strongly urges all shareholders to seek advice from their own tax advisors with respect to the distribution.

In addition, the board of directors has authorized Celeritek's management to seek shareholder approval of a 4 for 1 reverse split of the common stock.

ABOUT CELERITEK

Celeritek designs and manufactures GaAs semiconductor components used in defense applications and commercial communications networks. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers, control devices, gain blocks and millimeter wave devices for use in defense and commercial applications. Commercial semiconductor applications include wireless communication network and satellite applications. For more information, visit Celeritek's website at www.celeritek.com.